Exhibit 10.1

June 20, 2023

Bracken Darrell

c/o VF Corporation

1551 Wewatta Street

Denver, Colorado 80202

Dear Bracken,

I am pleased to confirm the terms and conditions of your offer to the role of President and Chief Executive Officer of VF Corporation (“VF” or the “Company”), which are set forth in this letter.

Start Date

Your first day of employment with VF will be July 17, 2023 (the “Start Date” and your period of employment with VF from and following the Start Date, the “Employment Period”).

Position

During the Employment Period, you will serve in the role of President and Chief Executive Officer of VF. In this role, you will serve as the leader of VF’s Executive Leadership Team.

During the Employment Period, you will devote your full business attention and time to the business and affairs of VF and its affiliates and use your best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period, you may serve on civic, charitable or other not-for-profit boards or committees, deliver lectures, fulfill speaking engagements or teach at educational institutions, manage personal investments so long as such activities do not interfere with the performance of your responsibilities in accordance with this letter and you comply with applicable provisions of any codes of business conduct or ethics or other policies of VF and its affiliates, as in effect from time to time. During you Employment Period, you may not serve on the board of a for-profit entity, unless you receive the prior written approval of the Board of Directors of VF (the “Board”) or a committee thereof (which approval the Board or such committee may withhold in their sole discretion).

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VF Corporation | 1551 Wewatta Street, Denver CO 80202 | VFC.com

Base Salary

During the Employment Period, your biweekly base salary will be $50,000, which equates to $1,300,000 on an annualized basis (“Annual Base Salary”), subject to all required federal and state taxes and payable in accordance with the Company’s normal payroll practices.

Annual Bonus Opportunity

During the Employment Period, you will be eligible for an annual bonus in respect of each fiscal year of VF, payable in accordance with the annual incentive plan applicable to other senior executives of VF. Your target annual bonus opportunity will be 175% of your Annual Base Salary (“Target Annual Bonus”), with the actual amount payable ranging from 0% to 200% of your Target Annual Bonus opportunity, as determined by the Board or the applicable committee thereof based on actual performance. With respect to fiscal year 2024, your Target Annual Bonus will be prorated based on the number of days you are employed by VF during the fiscal year.

Long-Term Incentive Opportunity

During the Employment Period, you will be eligible for long-term incentive awards in respect of each fiscal year of VF. The long-term incentive awards granted to you in respect of fiscal year 2024 will have an aggregate grant date fair value of $9,000,000 and will be composed 50% of performance-based restricted stock units and 50% of stock options, in each case, the terms of which will be consistent with those applicable to other executive officers of VF.

In addition to the long-term incentive awards described above, in respect of certain compensation you forfeited upon your termination of employment with your prior employer, on or as soon as reasonably practicable following the Start Date, VF will grant to you long-term incentive awards with an aggregate grant date fair value of $3,000,000. Such awards will be composed 50% of service-based restricted stock units and 50% of stock options, which in each case will vest 50% on the first anniversary of the Start Date and 50% on the second anniversary of the Start Date, subject to your continued employment through the applicable vesting date; provided, that, subject to the terms set forth in “Severance (No Change in Control)” below, any unvested portion of these forfeiture-replacement awards will become immediately fully vested, the stock options exercisable and the restricted stock units promptly settled, in the event of a termination of your employment by the Company without Cause or due to your death or Disability (each such term having the meaning defined in the Change in Control Agreement (below) (disregarding references to “Change in Control” therein)) or by you due to the Company’s material breach of this letter (such termination-related vesting, the “Make-Whole Award Termination Vesting”); provided, however, to receive such vesting upon termination due to the Company’s material breach of this letter, you must provide to the Company written notice of the basis for the material breach within 30 days following its occurrence, the Company shall have 30 days to cure and, if not cured, you must terminate employment within 30 days following the end of such cure period.

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VF Corporation | 1551 Wewatta Street, Denver CO 80202 | VFC.com

Share Ownership

As President and Chief Executive Officer of VF, you will be subject to VF’s share ownership guidelines, as in effect from time to time.

Location

During the Employment Period, your principal place of employment will be the Company’s offices in Denver, Colorado, subject to business travel at the Company’s request. You will be eligible for relocation benefits in accordance with the VF Corporation US Domestic Executive Homeowner Relocation Policy.

Business Expenses

The Company will pay reasonable expenses incurred by you as provided for by the Company’s Travel and Entertainment Policy, as in effect from time to time.

Board Service

On August 1, 2023, you will be appointed as a member of the Board, but you will not receive additional compensation for service on the Board.

The Company shall indemnify you in connection with the performance of your duties, and provide directors and officers liability insurance coverage, on the same basis that it indemnifies and provides such coverage other senior executives.

Benefits Package

We take pride in offering a competitive total benefits package. As a full-time associate, you will be eligible for several different benefits programs to support your physical, financial, emotional and social wellbeing including medical, dental, life and 401(k) savings, as in effect from time to time. Health benefits are effective on the first of the month following a 30-day waiting period. You will be eligible to participate in the VF 401k Savings Plan after meeting the eligibility requirements. Rita Frazer will support you through the benefits enrollment process.

Paid Time Off

You will be eligible for vacation, sick and holiday time off in accordance with VF paid time-off policies, as in effect from time to time. VF currently offers unlimited vacation to associates at your global job level. You are also eligible for five sick days per year. VF currently observes core holidays and one floating holiday that you may choose. VF observed holidays will be confirmed as part of your new hire onboarding.

Restrictive Covenants

In connection with your offer of employment and the compensation contemplated by this letter, you will execute the VF Corporation Non-Competition, Non-Solicitation & Confidentiality Agreement for Equity Plan Participants substantially in the form provided by VF (the Non-Competition Agreement”).

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VF Corporation | 1551 Wewatta Street, Denver CO 80202 | VFC.com

In addition, you hereby represent that (a) your acceptance of this offer and employment with VF does not violate any agreement with a third party or duties to your current or former employers, and (b) you will not bring with you to VF any proprietary or confidential information in violation of any agreement with a third party, including current or former employers.

Severance (Change in Control)

On or as soon as reasonably practicable following the Start Date, you will be offered a Change in Control Agreement substantially in the form provided by VF.

Severance (No Change in Control)

If your employment is involuntarily terminated by the Company without Cause (as defined above), and not due to your death or disability, within two years following the Start Date and at a time when severance benefits are not available under the Change in Control Agreement, you will be eligible for the following severance benefits (the “Severance Benefits”):

1.

An amount in cash equal to the product of (a) two multiplied by (b) the Annual Base Salary as in effect for the fiscal year in which the date of termination occurs, which amount will be payable in a lump sum within 60 days following the date of termination; and

2.

An amount in cash equal to 18 months of the amount of the employer subsidy that you were receiving under the Company’s health care plans as of immediately prior to the date of termination, which amount will be payable in a lump sum within 60 days following the date of termination.

Your entitlement to the Severance Benefits and the Make-Whole Award Termination Vesting is subject to your execution of a release of claims in a form provided by the Company and your compliance with all post-employment obligations applicable to you, including (without limitation) your compliance with the Non-Competition Agreement and any other restrictive covenants applicable to you. Such form release of claims (i) will not include any restrictive covenant of longer duration or broader scope than as you had agreed prior to your termination (for the avoidance of doubt, other than any covenant not to dispute released claims) and (ii) will not release any claims to be indemnified and held harmless as an officer and director (and any other capacity) under applicable Company governing instruments and applicable law or release any claims for coverage as an insured under directors and officers liability insurance in place from time to time. If you do not comply with the requirements of the foregoing sentence, your representations in this letter are determined to be inaccurate or it is subsequently determined that grounds existed to terminate your employment for Cause, the Company and its affiliates will be entitled (without the necessity of showing economic loss or other actual damage) to (i) cease payment of the Severance Benefits or provision of the

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VF Corporation | 1551 Wewatta Street, Denver CO 80202 | VFC.com

Make-Whole Award Termination Vesting to the extent not previously paid or provided, (ii) your prompt return of any portion of the Severance Benefits or Make-Whole Award Termination Vesting previously paid or provided and (iii) injunctive relief (including temporary restraining orders, preliminary injunctions and permanent injunctions), without posting a bond, in any court of competent jurisdiction, in addition to any other legal or equitable remedies they may have.

Identification Requirements

The Immigration Reform and Control Act requires all employers to verify employment eligibility for all hires. Therefore, you will need to submit evidence of your eligibility and identity from the list on the I-9 Form within three days of your hire date.

Company At-Will

VF is an at-will employer. This means that either you or the Company may terminate the employment relationship at any time with or without cause or warning and with or without notice. Any subsequent change in your title, compensation, benefits, or responsibilities will not alter or modify the at-will employment understanding. This is the complete and final statement of the at-will nature of your continued employment relationship with the Company. Except as otherwise provided in this letter, the at-will employment relationship cannot be changed except in a written agreement which specifically states that it is modifying the at-will employment relationship, and which is signed by you and a duly authorized officer of the Company.

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VF Corporation | 1551 Wewatta Street, Denver CO 80202 | VFC.com

Bracken, we are very excited about you joining VF and leading the enterprise. In the meantime, if you have any questions or if I may be of assistance in any way, please do not hesitate to contact me. To indicate your official acceptance of the offer, please sign this letter in the space provided below.

Sincerely,

/s/ Richard T. Carucci
Richard T. Carucci
Chair of the Board of Directors

Cc:	J. Sim

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VF Corporation | 1551 Wewatta Street, Denver CO 80202 | VFC.com

Acknowledged and accepted:

/s/ Bracken Darrell
Bracken Darrell

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VF Corporation | 1551 Wewatta Street, Denver CO 80202 | VFC.com